UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 20, 2025
INDIVIOR PLC
(Exact name of registrant as specified in its charter)

England and Wales	001-37835	98-1204773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10710 Midlothian Turnpike Suite 125 North Chesterfield, VA	23235
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 804-379-1040 not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, $0.50 nominal value per share	INDV	The Nasdaq Stock Market LLC
	INDV	London Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company
☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Appointment of Stuart A. (Tony) Kingsley to the Board of Directors
On June 24, 2025, the Board of Directors of Indivior PLC (the “Company” or “Indivior”) announced that it appointed Stuart A. (Tony) Kingsley as a non-executive director effective July 1, 2025. The Company expects to appoint Mr. Kingsley to board committees at a later date.
Mr. Kingsley was selected by the Company to become a member of the Board of Directors with the assistance of a national search firm. Mr. Kingsley's appointment is consistent with Section 3.1.3 of the Amended and Restated Relationship Agreement between the Company and Oaktree Value Opportunities Fund, L.P., Oaktree London Liquid Value Opportunities Fund (VOF), L.P., Oaktree Phoenix Investment Fund, L.P. and Boston Patriot Arlington ST LLC made March 3, 2025, and there are no arrangements or understandings between Mr. Kingsley and any other person pursuant to which he was selected as a director.
The Company will compensate Mr. Kingsley for his service as a director consistent with all other non-executive directors and as set forth in the 2025 Directors’ Remuneration Policy, the complete text of which is set forth in Appendix 1 to the Company’s Notice of Annual General Meeting dated March 27, 2025 for the meeting held on May 8, 2025, a copy of which is available in the Investor Relations section of the Company’s website, www.indivior.com.
Mr. Kingsley has no direct or indirect material interest in any transaction in which the Company is or is to be a participant and which would require reporting under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Kingsley and any Company director or executive officer.
The Company’s related press release is attached as Exhibit 99.1 to this Current Report on Form 8−K and is incorporated by reference in its entirety.
Item 8.01 Other.
Director Equity Arrangements
As contemplated by the Company’s Remuneration Policy approved by shareholders on May 8, 2025, the Company took the following steps to facilitate an increase in the share ownership by its non-executive directors.
Specifically, effective June 20, 2025, each of Keith Humphreys, Daniel Ninivaggi, Barbara Ryan, Mark Stejbach, and David Wheadon (collectively, the “NEDs”), being the U.S. based non-executive directors of the Board of Directors, entered into a Purchase Plan with J.P Morgan Securities LLC (“JPMS”), pursuant to which JPMS will make quarterly purchases of the Company’s securities on behalf of each NED (the "Purchase Plan"). The NEDs intend for the Purchase Plan to qualify under SEC Rule 10b5-1. Pursuant to Paragraph 4 of the Purchase Plan, each NED authorizes the Company to make payment to JPMS of the purchase price on their behalf. Shares purchased on behalf of the NEDs will be subject to a one-year holding period.
Indivior PLC entered into a letter agreement with the NEDs on June 20, 2025 pursuant which Indivior will pay JPMS for all stock purchases made under the plan on behalf of the NEDs and represented to the NEDs that the Company was not aware of any material non-public information at the time they entered into the Purchase Plan.
Together, the two agreements allow each NED effectively to defer approximately 70% of their after-tax, base retainer fee for service as a director into Company shares (80% in the case of Dr. Wheadon).
Separately, Juliet Thompson, who is a U.K.-based non-executive director of the Company, and Timothy Thompson, who is a person closely associated with Juliet Thompson, purchased 1,925 and 3,850 Ordinary Shares, respectively, on June 11, 2025. Following this transaction, Ms. Thompson has an interest in 9,625 Ordinary Shares of the Company. The Company will reimburse Ms. Thompson for these purchases pursuant to the 2025 Directors' Remuneration Policy over the course of the next year.

Item 9.01 Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Indivior PLC dated June 24, 2025.
99.2†	Purchase Plan among Keith Humphreys, Daniel Ninivaggi, Barbara Ryan, Mark Stejbach, David Wheadon, and J.P. Morgan Securities LLC effective June 20, 2025.
99.3	Letter Agreement among Indivior PLC and Keith Humphreys, Daniel Ninivaggi, Barbara Ryan, Mark Stejbach, and David Wheadon, made as of June 20, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
† Confidential treatment requested as to certain portions, which portions have been omitted

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Indivior PLC

Date: June 24, 2025	By:	/s/ Jeff Burris
Name: Jeff Burris
Title: Chief Legal Officer